EXHIBIT 99.2

                e.spire(TM) BOARD ELECTS TELECOM INDUSTRY VETERAN
                      GEORGE F. SCHMITT AS CHAIRMAN; NAMES
                             CHRISTOPHER RESAVY COO

HERNDON, VA, MARCH 30, 2000 -- e.spire Communications, Inc. (NASDAQ: ESPI), the communications company for the networked economy, today announced that its Board of Directors has elected George F. Schmitt as Chairman. He succeeds
William R. Huff, who has been named Vice Chairman. Schmitt will also serve as e.spire's Chief Executive Officer on an interim basis.

The Board also approved Schmitt's appointment of Christopher J. Resavy as Chief Operating Officer. Both Schmitt and Resavy were previously executives at Omnipoint Communications, a leading provider of wireless technology development and service that was acquired by VoiceStream Wireless in February 2000.

"George is a well-known and highly respected telecommunications industry executive, who is supremely qualified to lead e.spire in accomplishing its business plan in the near and long terms," said Huff, founder and manager of The Huff Alternative Income Fund, L.P. and e.spire's largest shareholder. "Under his leadership Omnipoint grew from a startup to a tremendous presence as a leading wireless services provider, and we expect he will achieve similar results at e.spire."

Huff continued, "I and my associates have made tremendous financial investments in e.spire, and we assure e.spire's shareholders and employees that we are committed to its success. We will support George's leadership and provide whatever resources the company needs to continue to grow and compete."

"Since joining e.spire's Board in January, I have undertaken a comprehensive review of the company's strategy and operations," said Schmitt. "I am impressed with e.spire's assets and structure, and am confident that we will find ways to realize more value for our shareholders."

Schmitt has worked in the industry since 1965, when he took a position at Pacific Telephone, now Pacific Bell, a division of SBC Corp., and he has initiated some of its revolutionary changes. From 1990 to 1993, he served on the Board of Management at Mannesmann Mobilfunk D2 (MMO) in Germany. As a member of Mannesmann's Board and head of the company's technical department, he oversaw the development and operation of the D2 network, the first commercial all-digital network in the world using Global System for Mobile (GSM) communications technology.

Before joining Omnipoint in 1996, Schmitt also held leadership positions at AirTouch Communications Inc. and PCS PrimeCo L.P. (now known as PrimeCo Personal Communications), a national Personal Communications Services partnership owned by AirTouch and Bell Atlantic.

Schmitt most recently served as President of Omnipoint Communications Services, LLC and Executive Vice President of Omnipoint Corporation. Under Schmitt's leadership, Omnipoint Communications grew from a small enterprise with eight employees and few customers to a large corporation with more than 2,000 employees and nearly one million customers, with licenses to cover 100 million customers in 28 states.

Schmitt is also actively involved in many industry organizations. He is currently Chairman of the Personal Communications Industry Association. He also serves on the Boards of LHS Group, Objective System Integrators, PCSONE (a joint venture with Omnipoint), Telesoft Partners and Telstreet.com. In addition, he holds a seat on the Executive Committee of the GSM (Global System for Mobile) Association, the international organization that oversees the worldwide implementation of GSM wireless technology, where he served as Chairman from 1993 to 1994.

Resavy will join Schmitt at e.spire as COO, replacing Dennis J. Kern, who recently resigned.

Resavy, who began working in the telecom industry in 1981, most recently served as Senior Director for Omnipoint Communications, Inc. In this position, he was responsible for the technical, engineering and operational oversight of Omnipoint's Personal Communications Services network, including vendor selection, billing, IS LAN/WAN design, network design, operations, office management and facilities operations and standards. He joined Omnipoint in 1994 and held several positions including Chief Engineer and Chief Technical Officer.

Prior to joining Omnipoint, Resavy held positions at Cellular One of New York, GTE Mobilnet in Houston, NYNEX and AT&T.

"Having worked with Chris at Omnipoint for many years, I know firsthand that he is a skilled engineer and manager, and I look forward to working with him again," said Schmitt, e.spire's incoming Chairman. "I watched him successfully manage a large organization and network buildout and know that, because he maintains high standards for himself and his team, he will be a great asset to e.spire's management group."

The Company expects to schedule a conference call for analysts within 14 days.

e.spire Communications, Inc. is a leading integrated communications provider, offering traditional local and long distance, dedicated Internet access and advanced data solutions, such as ATM and frame relay. e.spire also provides dial-up Internet through its wholly-owned Internet service provider (ISP), CyberGate, Inc., and Web-hosting services through CyberGate's subsidiary ValueWeb. In addition, e.spire's subsidiary, ACSI Network Technologies, Inc., provides third parties, including other communications concerns, municipalities and corporations, with turnkey fiber-optic design, construction and project management expertise. For more information on e.spire, contact www.espire.net.

Certain statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, anticipated EBITDA and other statements are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which can be identified as any statement that does not relate strictly to historical or current facts. Forward-looking statements use such words as plans, expects, will, will likely result, are expected to, will continue, is anticipated, estimate, project, believes, anticipates, intends and expects, may, should, continue, seek, could and other similar expressions. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The important factors that could cause actual results to differ materially from those in the forward-looking statements herein (the "Cautionary Statements") include, without limitation, the Company's degree of financial leverage, risks associated with debt service requirements and interest rate fluctuations, risks associated with acquisitions and the integration thereof, the impact of restriction under the Company's financial instruments, dependence on availability of transmission facilities, regulation risks including the impact of the Telecommunications Act of 1996, contingent liabilities, the impact of competitive services and pricing, the ability of the Company to successfully implement its strategies, as well as the other risks referenced from time to time in the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 1998. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Media Relations
Peggy Disney
703.639.6738
peggy.disney@espire.net